Exhibit 8.1

1001 Pennsylvania Ave. NW, Washington, DC 20004 ● p1.202.624.2925 ●

July 21, 2017

KeyStone Solutions, Inc.

14420 Albemarle Point Place

Suite 200

Chantilly, VA 20151

Re:	Agreement and Plan of Merger by and among KeyStone Solutions, Inc., Novume Solutions, Inc., KeyStone Merger Sub, Inc., Brekford Merger Sub, Inc., and Brekford Corp., dated as of February 10, 2017, as amended and restated

Ladies and Gentlemen:

We have acted as counsel to KeyStone Solutions, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into KeyStone Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Novume Solutions, Inc. (“Novume”), a Delaware corporation and wholly owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger by and among the Company, Merger Sub, Novume, Brekford Merger Sub, Inc. (“Brekford Merger Sub”), and Brekford Corp. (“Brekford”) dated as of February 10, 2017, as amended and restated (the “Merger Agreement”). This opinion is being delivered pursuant to the Merger Agreement to which this opinion appears as an exhibit, in connection with Novume’s registration statement on Form S-4, as amended (the “Registration Statement”) relating to the proposed Merger. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

Pursuant to Section 8.2(d)(i) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts and assumptions set forth herein, the Merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of Code section 368(a)1; whether the Company, Novume, or Merger Sub recognize gain or loss in connection with the formation of Novume and Merger Sub or the Merger; and whether the Company stockholders recognize gain or loss for U.S. federal income tax purposes upon their exchange of Company Common Stock or Company Preferred Stock, as applicable, solely for Novume Common Stock or Novume Preferred Stock, as applicable, pursuant to the Merger.

[1]	All references to the “Code” are references to the Internal Revenue Code of 1986, as amended.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

I.	Facts

In rendering our opinion, we have examined and, with your consent, are expressly relying upon the truth and accuracy of the statements, covenants, representations, and warranties contained herein.

A. Overall transaction

In connection with the Merger, the Company has formed Novume as a wholly owned subsidiary, and Novume has formed Merger Sub and Brekford Merger Sub. Pursuant to the Merger Agreement, after Merger Sub has been converted to a limited liability company, the Company will merge with and into Merger Sub, with Merger Sub surviving, and Brekford Merger Sub will merge with and into Brekford, with Brekford surviving. As a result of these transactions, Novume will own 100% of the issued and outstanding capital stock of Merger Sub (which in turn will own all of the assets and assume all of the liabilities (except to the extent assumed by Novume) of the Company) and 100% of the issued and outstanding capital stock of Brekford.

B. The Merger

Contingent upon stockholder approval, pursuant to the Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) the Company will merge with and into Merger Sub at the Effective Time. Upon the Merger, the Company will cease to exist and Merger Sub will continue as the surviving corporation, carrying on the historic business operations of the Company. All of the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall continue with, or vest in, as the case may be, Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall be, or become, as the case may be, the debts, liabilities (except to the extent assumed by Novume) and duties of Merger Sub, in each case by virtue of the Merger.

At the Effective Time, each share of Company Common Stock issued and outstanding immediately before the Effective Time shall be converted into approximately 1.9399 shares of Novume Common Stock, and each share of Company Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into 1 share of Novume Preferred Stock. No fractional shares will be issued upon the surrender of Company Common Stock. Any such fractional shares that would have been issued will be cashed out for their fair market value at the time of the Merger.

At the Effective Time, each option and warrant granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised immediately before the Effective Time will be assumed by Novume and converted into an option or warrant to purchase the number of shares of Novume Common Stock for such exercise price and on the other terms and conditions set forth in Section 2.8 of the Merger Agreement.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

If, prior to the Effective Time, outstanding shares of Company Common Stock are changed to a different number of shares by reason of any reclassification, capitalization, split-up, combination or exchange of shares, or stock dividend, an appropriate and proportionate adjustment will be made in the number of shares of Novume Common Stock into which the Company Common Stock will be converted in the Merger.

The Company has a revolving credit facility with Sandy Spring Bank that currently has no balance outstanding. We understand that the Company expects to have this or a similar credit facility outstanding for the foreseeable future. The Company also has outstanding five long-term, subordinated notes: a $500,000 note issued to Avon Road Partners, L.P. (“Avon Note”), a $500,000 note issued to Lancer Financial Group, Inc., and three notes issued to individuals in the amounts of $166,666.66, $166,666.66, and $166,666.67 (the latter four notes, the “Firestorm Notes”). We understand that at the time each of the Avon Note and the Firestorm Notes (together, the “Notes”) was issued, and as of the time of the Merger, the Company expected and expects to be able to repay the Notes pursuant to their terms. Furthermore, we understand that interest has been timely paid on the Firestorm Notes pursuant to their terms. In connection with the Merger, the Sandy Spring credit facility and the Avon Note will be assumed by Novume.

C. Business purpose for the Merger

The purpose of the Merger, together with the other transactions contemplated by the Merger Agreement, is to combine the businesses of Brekford and the Company.

The Company was formed in March 2016 as a holding company for the purpose of creating or acquiring professional services companies that provide support to the government contracting industry. The Company was formed through a corporate reorganization of AOC Key Solutions, Inc. (“AOC Key Solutions”) which became a wholly owned subsidiary of the Company. On January 25, 2017, the Company acquired Firestorm Solutions, LLC and Firestorm Financing, LLC (collectively, “Firestorm”). The Company intends to foster communication and knowledge transfer by constructing a bridge across which efficiencies and best practices will be shared between the private sector and the government.

AOC Key Solutions is a business development and consulting firm that assists government contractors in many aspects of their businesses. Its primary services cover all aspects of the government procurement process, including identifying individual and teaming opportunities, understanding and meeting qualification standards, team development and coordination, proposal strategy and development, and other aspects of support for clients prior to and after winning government contracts.

Firestorm is a nationally recognized leader in crisis management, crisis communications, emergency response, and business continuity. Firestorm is focused on prevention in addition to planning and response initiatives. Firestorm offers services to federal contractors that enhance their ability to manage risk and respond to adverse events, thereby minimizing people, brand, reputation, financial, legal, and regulatory impacts.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

Since 2010, Brekford has provided full turnkey automated traffic safety enforcement (“ATSE”) programs, offering a variety of technologies and processing capabilities, to assist government agencies in their mission to reduce deaths and accidents on public roadways. The majority of Brekford’s sales are to government agencies.

The management of the Company and Brekford believe that the combination of Brekford and the Company presents the opportunity to realize significant value for both companies. AOC Key Solutions has the ability to assist Brekford in identifying new opportunities to meet the needs of government entities looking for the types of products and services that Brekford offers. Firestorm can approach local municipalities to educate them about Brekford’s products and services, thereby expanding the implementation of these programs, products, and services.

Novume is being used as a holding company for this purpose so that each of Brekford, AOC Key Solutions, and Firestorm can pursue their existing lines of business separately while achieving certain economies and benefits from pooled management, shared regulatory compliance costs, and other complementary resources that can assist in supporting Novume’s growth. Through internal growth and strategic acquisitions, Novume seeks to develop its core business as a service provider to global and domestic companies that do business with governments both in the United States and abroad. In selective situations, Novume will also seek to serve as a partner or incubator for emerging businesses, like Brekford’s automated traffic safety enforcement business, where an understanding of government contracting procedures and contacts with other seasoned providers of government services or products can be critical to success.

II.	Representations

In rendering our opinion, we are expressly relying upon the truth and accuracy of the following facts, which the officers of the Company, Novume, and Merger Sub have represented to be true:

1. Original documents (including signatures) are valid and authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, without the waiver or modification of any of the terms or conditions contained therein, and the Merger will be effective under applicable state law.

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

4. At all times relevant to the Merger, Novume, and the Company were each duly formed corporations in good standing under Delaware law. Merger Sub was formed as a corporation under Delaware law on February 6, 2017, and converted to a limited liability company under Delaware law effective as of July 11, 2017. Since its conversion to a limited liability company, Merger Sub has been treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, has not made any election to be treated as an association for U.S. federal income tax purposes, and is in good standing under Delaware law.

5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

6. The fair market value of the Novume Common Stock or Novume Preferred Stock received by each Company stockholder will be approximately equal to the Company Common Stock or Company Preferred Stock, as applicable, surrendered in the Merger.

7. The Merger will be undertaken for the good and valid business purposes described herein and in the Registration Statement.

8. Neither Novume, nor any entity “related” to Novume (within the meaning of Treasury Regulations section 1.368-1(e)(4)), has acquired in contemplation of the Merger, or will acquire in contemplation of the Merger, Company Common Stock or Company Preferred Stock.

9. Neither Novume, nor any entity “related” to Novume (within the meaning of Treasury Regulations section 1.368-1(e)(4)) has any plan or intention to reacquire, redeem, or repurchase any of its stock issued or furnished in the Merger, either directly or through any transaction, agreement, or arrangement with any other person, in each case in connection with the Merger.

10. Other than cash paid for fractional shares (which is expected to represent a fraction of 1% of the total consideration) and cash paid to dissenting stockholders (which is expected to represent zero or a de minimis amount of the total consideration), Novume Common Stock and Novume Preferred Stock will represent 100% of the total consideration paid to the Company stockholders pursuant to the Merger. No equity in Merger Sub will be used as consideration in the Merger.

11. Immediately following the Merger, Merger Sub will own substantially all of the assets that the Company owned immediately prior to the Merger. The Company has not made any significant distributions or redemptions prior to and as part of the same plan or in connection with the Merger.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

12. Following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business.

13. Merger Sub has no plan or intention to sell or dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business.

14. Each of the parties to the Merger will pay its own expenses, if any, incurred in connection with the Merger. Neither Novume, nor any entity “related” to Novume (within the meaning of Treasury Regulations section 1.368-1(e)(4)) has agreed to assume, nor will it assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any holder of Company stock as consideration for Company Common Stock or Company Preferred Stock in connection with or as part of the Merger or any related transaction.

15. There is no intercorporate indebtedness existing between Novume, Merger Sub, or the Company that was issued, acquired, or will be settled at or prior to the Effective Time at a discount.

16. None of Novume, Merger Sub, the Company, or Brekford Merger Sub, is (i) a regulated investment company, (ii) a real estate investment trust, or (iii) a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment, for this purpose disregarding stock and securities in any subsidiary corporation in which the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of outstanding stock, and deeming the parent to own its ratable share of such subsidiary’s assets.

17. None of Novume, Merger Sub, or the Company is under the jurisdiction of a court in a title 11 or similar case within the meaning of Code section 368(a)(3)(A).

18. At the time of the Merger, the fair market value of the assets of the Company transferred to Merger Sub will exceed the sum of the liabilities assumed by Merger Sub or Novume in the Merger, plus the liabilities, if any, to which the Company’s assets are subject.

19. The liabilities of the Company assumed by Merger Sub or Novume and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

20. Each of the Company, Novume, and Merger Sub will report the Merger on its U.S. federal income tax returns in a manner consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and will comply with all reporting obligations with respect to the Merger as set forth in the Code and the Treasury Regulations.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

21. Novume will not, directly or indirectly, provide any consideration (other than Novume stock) to which dissenting KeyStone stockholders may be entitled under the DGCL.

22. Merger Sub did not acquire any Novume stock other than pursuant to the Agreement.

23. Unless converted into common shares, the Company Preferred Stock and Novume Preferred Stock are limited and preferred as to dividends and do not participate in growth of the Company or Novume, respectively, to any significant extent.

24. The Company has treated the Company Preferred Stock, and Novume will treat the Novume Preferred Stock, as equity for all purposes.

25. None of Novume, Merger Sub, or the Company is, or has been within the five-year period ending on the date of the Merger, a “United States real property holding corporation” within the meaning of Code section 897(c)(2).

III. Analysis

A.	Treatment of the Merger as a reorganization under Code section 368(a)(1)(A)

Under Code section 368(a)(1)(A), the term “reorganization” includes a statutory merger or consolidation. Treasury Regulations section 1.368-2(b)(1)(ii) provides that a statutory merger or consolidation is a transaction effected pursuant to the statute or statutes necessary to effect the merger or consolidation, in which transaction, as a result of the operation of such statute or statutes, and at the effective time of the transaction, all of the assets and liabilities of one “combining unit” (“transferor unit”) become the assets and liabilities of another combining unit (“transferee unit”), and the separate legal existence of the transferor unit ceases for all purposes. For this purpose, a combining unit is composed of a corporation and all disregarded entities, the assets of which are treated as owned by such combining entity for U.S. federal income tax purposes.

Pursuant to the Merger Agreement, in the Merger, the Company will merge with and into Merger Sub pursuant to the DGCL. The Company is the transferor unit, and Novume together with Merger Sub (which is a disregarded entity) is the transferee unit. As a result of the Merger, the Company will cease to exist and Merger Sub will survive. In the Merger, all assets and liabilities of the Company (other than the Sandy Spring credit facility and the subordinated notes) will be transferred to Merger Sub. The Sandy Spring credit facility and the subordinated notes will be assumed by Novume. The Company has represented that it has not made any significant distributions or redemptions of its assets prior to the Merger, and Novume and Merger Sub have represented that Merger Sub has no plan or intention to sell or dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business. As such, the Merger should satisfy the requirements of Code section 368(a)(1)(A) and Treasury Regulations sections 1.368-2(b)(1)(ii).

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

B.	Additional requirements

In addition to the requirements discussed above, Treasury Regulations sections 1.368-1(b) and 1.368-2(g) provide that the following requirements must be met for a transaction to qualify as a Code section 368 reorganization: (i) there must be continuity of interest in the new enterprise on the part of persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization, (ii) there must be continuity of business enterprise, (iii) the transaction must have a valid business purpose, and (iv) the transaction must be pursuant to a plan of reorganization.

1.	Continuity of interest

Treasury Regulations section 1.368-1(e) provides that the continuity of interest requirement is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Example 1 of Treasury Regulations section 1.368-1(e)(2)(v) provides that the receipt of 40% of acquiring company stock and 60% cash by target stockholders preserves a substantial part of the value of the proprietary interest in the target corporation and therefore satisfies the continuity of interest test requirement.

In the Merger, stockholders of the Company will, in the aggregate, receive stock of Novume in exchange for 100% of their Company stock, except to the extent that stockholders of the Company receive cash in exchange for fractional shares and dissenting stockholders, if any, obtain cash pursuant to their rights under the DGCL with respect to the Member. The Company has represented, and we assume, that the cash consideration to be paid for fractional shares will represent a fraction of 1% of the total consideration to be paid in the Merger, and that any dissenting stockholder would own only a de minimis amount of Company stock (if any). In addition, Novume has represented that there is no existing plan or intention by Novume or any person related to Novume to acquire or redeem any of the stock of Novume issued in the Merger, either directly or through any transaction, agreement, or arrangement with any other person, in each case in connection with the Merger. Based on these representations, the continuity of interest requirement should be met.

2.	Continuity of business enterprise

Treasury Regulations section 1.368-1(d) provides that continuity of business enterprise exists if the acquiring corporation either continues the acquired corporation’s historic business or uses a significant portion of the acquired corporation’s historic business assets in a business.

Novume and Merger Sub have represented that, following the Merger, Merger Sub will continue the Company’s historic business, or use a significant portion of the Company’s business assets in a business, and has no plan or intention to sell, otherwise dispose of, or lose control of, any Company assets acquired in the Merger, except for dispositions in the ordinary course of business. Based on these representations, the continuity of business enterprise requirement should be satisfied.

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KeyStone Solutions, Inc.

July 21, 2017

3.	Business purpose

Treasury Regulations section 1.368-2(g) provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization.

The Company, Novume, and Merger Sub have represented that the Merger is undertaken for good and valid business purposes, including assisting Brekford in identifying new opportunities to meet the needs of government entities looking for the types of products and services that Brekford offers. Based upon the foregoing, the business reasons for the Merger should constitute a valid business purpose and the business purpose requirement should be satisfied.

4.	Plan of reorganization

Under Treasury Regulations section 1.368-2(g), there must be a plan of reorganization in order for an acquisition to qualify as a reorganization under Code section 368(a). The Merger Agreement should satisfy the requirement that the Merger be completed pursuant to a plan of reorganization.

C.	Consequences of the Merger

1.	Section 354

Code section 354(a)(1) provides that no gain or loss is recognized if stock in a corporation which is party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in such corporation or in another corporation which is party to the reorganization. Treasury Regulations section 1.368-2(f) defines the term “party to a reorganization” to include the issuing corporation, acquiring corporation, and target corporation in a forward subsidiary merger. Under Code sections 354(a)(2)(C) and 356(e)(2), nonqualified preferred stock in the issuing corporation received in exchange for nonqualified preferred stock in the target corporation is treated as “stock or securities” for this purpose.

Stockholders holding Company Common Stock will exchange their Company Common Stock for Novume Common Stock. Thus, holders of Company Common Stock should recognize no gain or loss on such exchange, except to the extent such holders receive cash in exchange for fractional shares.

Stockholders holding Company Preferred Stock will exchange their Company Preferred Stock for Novume Preferred Stock. The Novume Preferred Stock will have the same dividend, liquidation, and redemption rights as the Company Preferred Stock, and the same conversion value, as adjusted for the conversion ratio of the Company Common Stock in the Merger. Both the Novume Preferred Stock and the Company Preferred Stock should be considered to be “nonqualified preferred stock,” but nonqualified preferred stock issued in exchange for nonqualified preferred stock is considered to be “stock or securities” for purposes of section 354. Thus, holders of Company Preferred Stock should recognize no gain or loss on the exchange.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

2.	Section 361

Code section 361(a) provides that no gain or loss shall be recognized to a transferor corporation that is a party to a reorganization on any exchange pursuant to the plan or reorganization solely for stock or securities in another corporation a party to the reorganization. Therefore, the Company should not recognize gain or loss upon the transfer of its assets to Merger Sub in exchange for the stock of Novume.

3.	Section 1032

Section 1032(a) provides that no gain or loss is recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Thus, no gain or loss should be recognized by Novume on issuance of Novume stock for Company assets.

4.	Section 332

The conversion of Merger Sub from a corporation to a limited liability company disregarded as separate from Novume will be treated as a liquidation of Merger Sub. At the time Merger Sub converts to a limited liability company, it will be and has always been wholly owned by Novume. Under Code section 332(a), Novume should not recognize gain or loss upon the liquidation. Under Code section 337(a), Merger Sub should not recognize gain or loss upon the liquidation.

IV. Opinions

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for U.S. federal income tax purposes:

1. The Merger should qualify as a reorganization within the meaning of Code section 368(a).

2. No gain or loss should be recognized for U.S. federal income tax purposes by Novume, the Company, or Merger Sub as a result of the formation of Novume and Merger Sub, the conversion of Merger Sub to a limited liability company, and the Merger of the Company with and into Merger Sub.

3. No gain or loss should be recognized for U.S. federal income tax purposes by the stockholders of the Company upon their exchange of Company Common Stock or Company Preferred Stock, as applicable, solely for Novume Common Stock or Novume Preferred Stock, as applicable, pursuant to the Merger, except to the extent stockholders of the Company receive cash in exchange for fractional shares of Company Common Stock.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● Anchorage ● London ● Brussels

KeyStone Solutions, Inc.

July 21, 2017

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

***

We express no opinion, including in respect of any U.S. federal, state, local, foreign or other tax consequences, concerning any tax consequences of the Merger other than those specifically and expressly set forth herein. In addition, we express no opinion concerning any transaction other than the Merger and the conversion of Merger Sub to a limited liability company, or any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion represents and is based on our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption on which our opinion is based that becomes untrue or incorrect. The facts in this case are complex, and because of that level of complexity, we have rendered our opinion at a “should” level. While no opinion is a guarantee, subject to the assumptions and conditions stated herein, a “should” level opinion reflects a reasonably high level of confidence (and significantly higher than a “more likely than not” level) that the positions discussed in this opinion would be sustained.

This opinion is rendered for your use in connection with the Merger, pursuant to the requirements of Section 8.02(d)(i) of the Merger Agreement, and in connection with the filing by Novume of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the proxy statement/prospectus therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP

CROWELL & MORING LLP

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